Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 8, 2011 Catalyst Health Solutions, Inc. (the “Company”, “Catalyst”, or “we”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Walgreen Co., (“Walgreens”), and Walgreens Health Initiatives, Inc. (“WHI”) whereby the Company, subject to the terms and conditions of the Purchase Agreement, agreed to purchase all of the issued and outstanding capital stock of WHI (the acquisition by the Company of WHI, the “Acquisition”).

The closing of the Acquisition (“the Closing”) occurred on June 13, 2011. The purchase price was $485.0 million in cash and up to $40.0 million in additional cash consideration payable upon the achievement of certain client retention milestones through March 31, 2014. The cash payment for this acquisition was funded from a combination of cash on hand and amounts drawn under our revolving credit facility, with cash on hand including the proceeds derived from the issuance of 4,500,000 shares of our common stock on April 13, 2011. Under the terms of the Purchase Agreement, the purchase price may be increased or decreased after closing based on the net working capital of WHI.

WHI was the pharmacy benefit management, or PBM, subsidiary of Walgreens providing comprehensive pharmacy benefit management services to employer groups, health plans, individual consumers and Medicare clients nationwide. In fiscal year 2010, WHI processed approximately 88 million prescriptions and covered approximately 11 million lives. As of the Closing, we entered into PBM services agreements with Walgreens, in connection with which we will manage the pharmacy benefits for Walgreens’ employees under the terms of 10-year contracts (the “PBM Agreement”). We will provide Walgreens with a full complement of PBM services, including: claims processing and adjudication, member services, network administration, formulary management and rebate contracting, mail order and specialty pharmacy services, drug utilization review services, data reporting and analytics, as well as client service support.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2011 and the fiscal year ended December 31, 2010 give effect to the Acquisition as if it had occurred on January 1, 2010. The unaudited pro forma condensed combined balance sheet as of March 31, 2011 gives effect to the Acquisition as if it had occurred on March 31, 2011.

The pro forma adjustments are preliminary and have been made solely for the purpose of developing the pro forma financial information for illustrative purposes, necessary to comply with the requirements of applicable disclosure and reporting regulations. The actual results reported in periods following the Closing may differ significantly from the unaudited pro forma condensed combined financial statements (“pro forma financial statements”) for a number of reasons including, but not limited to: differences in the ordinary conduct of the business following the Acquisition; differences between the assumptions used to prepare these pro forma financial statements and actual amounts; cost savings from operating efficiencies; changes to pharmacy network and rebate contracting; the financial contribution resulting from the PBM Agreement; potential synergies; and the impact of the incremental costs incurred in integrating WHI. As a result, the pro forma financial statements do not purport to be indicative of what the financial condition or results of operations would have been had the transaction been completed on the applicable dates of this pro forma financial information.

No pro forma adjustments have been included with respect to the PBM Agreement. We do not believe appropriate assumptions could be made to estimate a reasonable pro forma adjustment for the PBM Agreement. The PBM Agreement reflects new pricing arrangements between Walgreens and WHI. As a result of the Acquisition, the terms of WHI’s existing supply chain contracts may also be different; contracting may be optimized by leveraging Catalyst’s existing pharmacy and rebate agreements; and Catalyst may benefit from additional economies of scale. Accordingly, no pro forma adjustments have been included with respect to the PBM Agreement.

The pro forma financial statements are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of our future consolidated results of operations or consolidated financial position.

The pro forma adjustments and related assumptions are described in the accompanying notes. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation thereof to the WHI assets acquired and liabilities assumed, based on preliminary estimates of fair value. As the valuations of acquired assets and liabilities are in process and are not expected to be finalized until later in 2011, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocation may be subject to adjustment. Furthermore, the unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Acquisition or the PBM Agreement.

The pro forma financial statements are based on the historical financial statements of the Company and WHI, as adjusted for the pro forma effect of the Acquisition. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and the accompanying notes of Catalyst included in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on February 25, 2011 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 6, 2011, and the financial statements of WHI included in Exhibits 99.1 and 99.2 of this Current Report on Form 8-K/A.

Unaudited Pro Forma Condensed Combined Balance Sheets

March 31, 2011

(In thousands)

	Catalyst Health Solutions, Inc.	Walgreens Health Initiatives, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$182,873	$—	$(141,676)	(A)	$41,197
Accounts receivable, net	241,152	58,979	—		300,131
Rebates receivable, net	171,208	45,943	—		217,151
Inventory, net	3,126	—	—		3,126
Deferred income taxes	1,240	—	262	(F)	1,502
Other current assets	15,223	688	47,151	(C)	63,062

Total current assets	614,822	105,610	(94,263)		626,169
Property and equipment, net	32,071	46,272	(43,272)	(D)	35,071
Goodwill	416,414	—	345,941	(E)	762,355
Intangible assets, net	144,777	—	200,100	(E)	344,877
Restricted cash	—	—	40,000	(A)	40,000
Investments, net	3,327	—	—		3,327
Deferred income taxes	—	87	(87)	(B)	—
Other assets	8,004	—	5,000	(H)	13,004

Total assets	$1,219,415	$151,969	$453,419		$1,824,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$226,948	$126,258	$(12,000)	(I)	$341,206
Rebates payable	179,780	57,122	—		236,902
Accrued expenses and other current liabilities	71,188	17,117	(8,800)	(J)	79,505
Income taxes payable	4,161	—	—		4,161
Affiliate payable	—	74,470	(74,470)	(B)	—
Current maturities of long-term debt	7,500	—	—		7,500

Total current liabilities	489,577	274,967	(95,270)		669,274
Long-term debt	138,750	—	180,000	(G)	318,750
Deferred rent expense	2,335	—	—		2,335
Deferred income taxes	20,971	—	(3,663)	(F)	17,308
Other liabilities	6,897	2,355	25,950	(K)	35,202

Total liabilities	658,530	277,322	107,017		1,042,869

Stockholders’ equity:
Common stock	453	—	45	(L)	498
Additional paid-in capital	244,440	—	227,547	(L)	471,987
Treasury stock, at cost	(10,069)	—	—		(10,069)
Accumulated other comprehensive loss	(30)	—	—		(30)
Net parent deficit	—	(125,353)	125,353	(M)	—
Retained earnings	326,091	—	(6,543)	(N)	319,548

Total stockholders’ equity	560,885	(125,353)	346,402		781,934

Total liabilities and stockholders’ equity	$1,219,415	$151,969	$453,419		$1,824,803

See accompanying notes to unaudited pro forma condensed financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Three Months Ended March 31, 2011

(In thousands, except per share data)

	Catalyst Health Solutions, Inc.	Walgreens Health Initiatives, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue	$1,121,733	$32,398	$319,365	(O)	$1,473,496

Direct expenses	1,060,144	—	319,365	(O)	1,379,509
Selling, general and administrative expenses	27,518	33,737	477	(P)	61,732

Total operating expenses	1,087,662	33,737	319,842		1,441,241

Operating income (loss)	34,071	(1,339)	(477)		32,255
Interest income	65	645	(17)	(Q)	693
Interest expense	(1,188)	—	(1,274)	(R)	(2,462)

Income (loss) before income taxes	32,948	(694)	(1,768)		30,486
Income tax expense (benefit)	12,652	10	(986)	(S)	11,676

Net income (loss)	$20,296	$(704)	$(782)		$18,810

Net income per share, basic	$0.46				$0.39
Net income per share, diluted	$0.45				$0.38
Weighted average shares of common stock outstanding, basic	44,152		4,500	(T)	48,652
Weighted average shares of common stock outstanding, diluted	44,724		4,500	(T)	49,224

See accompanying notes to unaudited pro forma condensed financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2010

(In thousands, except per share data)

	Catalyst Health Solutions, Inc.	Walgreens Health Initiatives, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue	$3,764,092	$105,780	$1,190,643	(O)	$5,060,515

Direct expenses	3,529,843	—	1,190,643	(O)	4,720,486
Selling, general and administrative expenses	101,745	121,136	8,434	(P)	231,315

Total operating expenses	3,631,588	121,136	1,199,077		4,951,801

Operating income (loss)	132,504	(15,356)	(8,434)		108,714
Interest income	937	2,972	(70)	(Q)	3,839
Interest expense	(3,027)	—	(5,096)	(R)	(8,123)

Income (loss) before income taxes	130,414	(12,384)	(13,600)		104,430
Income tax expense (benefit)	49,457	(33)	(9,532)	(S)	39,892

Net income (loss)	$80,957	$(12,351)	$(4,068)		$64,538

Net income per share, basic	$1.85				$1.33
Net income per share, diluted	$1.82				$1.32
Weighted average shares of common stock outstanding, basic	43,855		4,500	(T)	48,355
Weighted average shares of common stock outstanding, diluted	44,536		4,500	(T)	49,036

See accompanying notes to unaudited pro forma condensed financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 – Description of Transaction

On June 13, 2011 (the “Closing”), we completed the acquisition of Walgreens Health Initiatives, Inc. (“WHI”), (the Acquisition by the Company of WHI, the “Acquisition”) pursuant to the Stock Purchase Agreement dated as of March 8, 2011 by and among Catalyst Health Solutions, Inc., Walgreen Co., (“Walgreens”), and WHI (the “Purchase Agreement’’).

The purchase price for the Acquisition as of the Closing was $485.0 million in cash and up to $40.0 million in additional cash consideration payable upon the achievement of certain client retention milestones through March 31, 2014. The estimated fair value of the contingent consideration at the acquisition date was approximately $26.0 million. Our initial valuation is preliminary, as we are completing the valuation work required to determine the fair value. The cash payment for this acquisition was funded from a combination of cash on hand and amounts drawn under our revolving credit facility. The purchase price may be increased or decreased after closing based on the net working capital of WHI.

The transaction will be treated as an asset purchase for tax purposes, with the tax basis of the assets acquired adjusted to reflect the purchase price. Goodwill and intangible assets related to the Acquisition will be deductible for tax purposes.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheet of the Company as of March 31, 2011 and the unaudited condensed balance sheet of WHI as of February 28, 2011, and gives effect to the Acquisition as if it had been completed on March 31, 2011, including any adjustments to the fair value of assets and liabilities acquired, in accordance with the acquisition method of accounting.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2011, combines the unaudited consolidated condensed statement of operations of the Company for the three month period then ended and the unaudited condensed statement of operations of WHI for the three months ended February 28, 2011, and gives effect to the Acquisition as if it had occurred on January 1, 2010.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010, combines the audited consolidated statement of operations of the Company for the year then ended and the unaudited statement of operations of WHI for the twelve months ended February 28, 2011, and gives effect to the Acquisition as if it had occurred on January 1, 2010.

The pro forma adjustments include the application of the acquisition method of accounting under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 805, Business Combinations (ASC Topic 805). ASC Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the Closing of the Acquisition. The transaction fees for the Acquisition are expensed as incurred and are estimated to be $11.7 million, of which Catalyst has incurred approximately $1.5 million in the three months ended March 31, 2011. The transaction fees that will be incurred after March 31, 2011 have not been included as an adjustment to the unaudited pro forma condensed combined statements of operations as they do not meet the criteria of having a continuing impact, but are reflected as a reduction to cash and retained earnings on the unaudited pro forma condensed combined balance sheet.

Under Financial Accounting Standards Board ASC Topic 820, Fair Value Measurements and Disclosures (ASC Topic 820), fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants.

The pro forma adjustments described herein have been developed based on management’s judgment, including estimates relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed of WHI based on preliminary estimates of fair value. As valuations of acquired assets and liabilities are in process, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocation may be subject to adjustment.

Pursuant to the Purchase Agreement, Walgreens and the Company entered into a transition services agreement (“TSA”) as of the Closing. Under the TSA, Walgreens will continue to provide certain services to WHI, including information technology support, call center support, finance support, real estate leasing and other supporting functions to assist us in facilitating the transactions contemplated by the Acquisition. No pro forma adjustment has been made for the TSA.

No pro forma adjustments have been included with respect to the PBM Agreement. We do not believe appropriate assumptions could be made to estimate a reasonable pro forma adjustment for the PBM Agreement. The PBM Agreement reflects new pricing arrangements between Walgreens and WHI. As a result of the Acquisition, the terms of WHI’s existing supply chain contracts may also be different; contracting may be optimized by leveraging Catalyst’s existing pharmacy and rebate agreements; and Catalyst may benefit from additional economies of scale. Accordingly, no pro forma adjustments have been included with respect to the PBM Agreement.

The pro forma financial statements are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of our future consolidated results of operations or consolidated financial position.

The pro forma financial statements do not reflect (i) any cost savings from potential operating efficiencies, potential changes to pharmacy network and rebate contracting or any other potential synergies; (ii) any adjustment for the new pricing arrangements pursuant to the terms of the new PBM Agreement; or (iii) any incremental costs which may be incurred in connection with integrating WHI.

Note 3 – Preliminary Purchase Price Allocation

Total consideration for the Acquisition of WHI consisted of $485.0 million in cash. In addition, we may be required to pay up to an additional $40 million of cash consideration. This amount was deposited into an escrow account. As this deposit is restricted in nature, it is excluded from our cash and cash equivalents. Payment of this cash consideration is based upon the achievement of client retention milestones through March 31, 2014. The estimated fair value of the contingent consideration at the acquisition date was approximately $26.0 million. The cash payment for this acquisition was funded from a combination of cash on hand and amounts drawn under our revolving credit facility. The purchase price may be increased or decreased after closing based on the net working capital of WHI.

On April 13, 2011, we sold 4.5 million shares of our common stock at a purchase price of $53 per share in an underwritten public offering, for which we received gross proceeds of approximately $238.5 million. After deducting underwriting fees and other offering expenses, we received approximately $227.6 million in net proceeds, which were used to partially fund the cash payments for the Acquisition.

The purchase price of WHI was largely determined on the basis of management’s expectations of future earnings and cash flows, resulting in the recognition of goodwill. A pro forma purchase price allocation has been developed based on preliminary estimates of fair value applied to the historical financial statements of WHI as of February 28, 2011. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and subject to the completion of management’s final analysis. Management’s preliminary allocation of the purchase price to the net assets acquired resulted in customer relationship intangibles of $117.8 million with an estimated useful life of 13 years, customer contract intangibles of $71.3 million with an estimated useful life of 9 years and technology of $11.0 million with an estimated useful life of 6 years. As previously noted, as valuations of acquired assets and liabilities are in process, and information may become available within the measurement period that indicates a potential change to these valuations, the purchase price allocation may be subject to adjustment. The residual amount of the purchase price, after preliminary allocation to net assets acquired and identifiable intangibles, has been allocated to goodwill. The actual amounts recorded using acquisition date assets and liabilities may differ from the pro forma amounts presented as follows (in thousands):

Pro Forma
Fair value of consideration:
Cash	$485,000
Contingent consideration	25,950

Total consideration	510,950

Recognized amounts of identifiable assets acquired and liabilities assumed:
Current assets (primarily accounts receivable and rebates receivable)	152,761
Intangible assets	200,100
Property and equipment	3,000
Liabilities assumed (primarily trade payables and rebates payable)	(190,852)

Total identified net assets	165,009

Goodwill	$345,941

The identifiable net assets acquired, as reflected in the above calculation, exclude deferred tax assets and an affiliate payable, which were not acquired or assumed as part of the Acquisition.

We have determined that goodwill and intangible assets arising from the Acquisition will be deductible for tax purposes. The transaction will be treated as an asset purchase for tax purposes, with the tax basis of the assets acquired adjusted to reflect the purchase price.

Note 4 – Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(A)	Cash and cash equivalents

The adjustment reflects the use of $485.0 million of cash to fund the Acquisition consideration, which includes proceeds of $180.0 million from a drawdown under the Company’s revolving credit facility immediately prior to the Acquisition and $227.6 million of net proceeds derived from the Company’s stock offering on April 13, 2011. Cash has also been reduced to reflects i) the deposit of $40.0 million into an escrow account in connection with the contingent consideration, with the deposited cash being reflected as restricted cash on the pro forma condensed combined balance sheet; ii) the remaining estimated transaction fees of $10.2 million that will be incurred subsequent to March 31, 2011; iii) financing costs of $5.0 million, incurred subsequent to March 31, 2011, in connection with an amendment to the Company’s revolving credit facility (see notes (G) and (H) below) and iv) a payment of $9.0 million in respect of a contractual obligation which was triggered upon completion of the Acquisition (see notes (J) and (N) below).

(B)	Elimination of WHI assets not acquired and liabilities not assumed

These adjustments eliminate WHI assets which were not acquired and liabilities which were not assumed as part of the Acquisition. As of March 31, 2011, these were comprised of deferred tax assets of $0.1 million and an affiliate payable of $74.5 million.

(C)	Receivable from WHI – Preliminary working capital adjustment

This adjustment represents a receivable from WHI resulting from the preliminary working capital adjustment calculated based on the Purchase Agreement and using the preliminary WHI Closing balance sheet. Any resultant purchase price adjustment will be recorded upon finalization of the WHI Closing balance sheet.

(D)	Property and equipment, net

This adjustment reflects the adjustment of property and equipment from $6.3 million to its estimated fair value of $3.0 million and the adjustment of acquired technology from $40.0 million to its estimated fair value of $11.0 million, based on preliminary valuations. Additionally, the adjustment reflects the reclassification of the fair value of acquired technology of $11.0 million from property and equipment to intangible assets.

(E)	Goodwill and intangibles

The adjustments to goodwill and intangible assets represent the amounts recognized from the preliminary purchase price allocation. The intangible assets consist of customer relationship intangibles of $117.8 million with an estimated useful life of 13 years, customer contract intangibles of $71.3 million with an estimated useful life of 9 years and software of $11.0 million with an estimated useful life of 6 years. See Note 3 for the estimated preliminary purchase price allocation.

(F)	Deferred income taxes

This adjustment reflects the recognition of $3.9 million as a deferred tax asset related to the $10.2 million of transaction fees that will be amortized for tax purposes.

(G)	Revolving credit facility

This adjustment reflects the proceeds from amounts drawn down under the Company’s revolving credit facility to partly finance the Acquisition consideration.

(H)	Other assets

This adjustment reflects financing costs of $5.0 million related to the amendment of the Company’s revolving credit facility. The financing costs are being amortized over a period of 4.3 years, which correlates with the term of the amended facility.

(I)	Accounts payable

This adjustment reflects funds received of $30.0 million for outstanding checks (included as accounts payable) at acquisition date offset by $18.0 million of acquired liabilities that were previously included as a component of the net parent deficit.

(J)	Accrued expenses and other current liabilities

This adjustment relates to the settlement of a pre-existing contractual obligation on completion of the Acquisition. A liability of $8.8 million had been recorded as of March 31, 2011 in respect of this contractual obligation. The difference of $0.2 million, between the recorded liability of $8.8 million and its subsequent settlement of $9.0 million, is reflected as an adjustment to retained earnings.

(K)	Other liabilities

This adjustment reflects the estimated fair value of the contingent consideration arising in connection with the Acquisition (see Note 3 for details).

(L)	Common stock

This adjustment reflects the fair value of the Catalyst common stock issued on April 13, 2011, the proceeds of which were used to partially fund the Acquisition consideration. A total of 4,500,000 shares were issued, culminating in net proceeds of $227.6 million.

(M)	Net parent deficit

The historical deficit of WHI will be eliminated upon the completion of the Acquisition.

(N)	Retained earnings

The adjustment to retained earnings reflects transaction fees (net of tax) of $6.3 million that will be incurred subsequent to March 31, 2011 and $0.2 million related to the settlement of a contractual obligation.

Unaudited Pro Forma Condensed Combined Statements of Operations

(O)	Revenue / Direct expenses

Based on Walgreen Co.’s revenue recognition policies, WHI historical revenue is primarily presented on a basis net of pharmacy reimbursement costs in accordance with Financial Accounting Standards Board ASC Topic 605-45, Revenue Recognition, primarily as a result of WHI acting as an agent in administering pharmacy reimbursement contracts and does not assume credit risk. Subsequent to the acquisition, Catalyst will assume the credit risk for certain transactions due to the operational nature of our business. In light of these operating practices, we expect these revenue streams to be presented on a gross basis in the continuing financial statements of the Company. Therefore, we are adjusting revenue and direct expenses to present certain WHI PBM customer contracts on a gross basis to reflect the gross presentation. Although this adjustment results in a higher revenue contribution from such contracts, there is no impact on client-

level or overall gross profit. This change in facts and circumstances is directly attributable to the acquisition of WHI by Catalyst and is expected to have a continuing impact on the on-going operations of the Company.

(P)	Selling, general and administrative expense

Amortization of intangible assets:

Adjustments have been included to record the estimated net increase in amortization expense for intangible assets. The incremental amortization expense was calculated using estimated lives of 13 years for the customer relationship intangibles, with an estimated value of $117.8 million, 9 years for the customer contract intangibles, with an estimated value of $71.3 million and 6 years for the acquired technology, with an estimated value of $11.0 million. The incremental amortization expense recorded in selling, general and administrative expense for the three months ended March 31, 2011 and fiscal year ended December 31, 2010, is $4.7 million and $18.8 million, respectively.

The amount allocated to identifiable intangible assets and the estimated useful lives are based on preliminary fair value estimates. The purchase price allocation for identifiable intangible assets is preliminary and is made only for the purpose of presenting the unaudited pro forma condensed combined financial information.

As valuations of acquired assets and liabilities are in process, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocation is subject to adjustment. It is possible that the final valuation of identifiable intangible assets could be materially different from our estimates.

Depreciation expense:

The change in depreciation expense is a result of adjusting the acquired property and equipment to an estimated fair value of $3.0 million based on an average estimated remaining useful life of 5 years.

The calculation of the depreciation expense adjustment is as follows (in thousands):

	Three months ended March 31, 2011	Fiscal year ended December 31, 2010
Pro forma depreciation expense	$150	$600
Less: historical depreciation expense recorded by WHI (including software amortization)	(3,344)	(12,735)

Net depreciation adjustment	$(3,194)	$(12,135)

Transaction costs:

Catalyst incurred direct and incremental transaction costs of $1.5 million during the three months ended March 31, 2011, in connection with the Acquisition. These costs, included in selling, general and administrative expenses, are eliminated through a pro forma adjustment.

Accretion expense:

The accretion expense adjustment reflects changes to the fair value of the $26.0 million liability-classified contingent consideration attributable to the passage of time, using an interest rate of 6.75%. The incremental accretion expense recorded for the three months ended March 31, 2011 and fiscal year ended December 31, 2010, is $0.4 million and $1.8 million, respectively.

Summary of adjustments to selling, general and administrative expenses (in thousands):

	Three months ended March 31, 2011	Fiscal year ended December 31, 2010
Amortization adjustment	$4,704	$18,817
Net depreciation adjustment	(3,194)	(12,135)
Elimination of non-recurring transaction costs	(1,471)	—
Accretion adjustment	438	1,752

Net adjustment to selling, general and administrative expense	$477	$8,434

(Q)	Interest income

The interest income adjustments reflect the reduction in investment earnings for the cash consideration paid to fund the purchase price. The net proceeds from the Company’s stock offering and the drawdown under its revolving credit facility have been excluded from the cash balance used to compute the interest income adjustments, as both events occurred subsequent to March 31, 2011.

(R)	Interest expense

The interest expense adjustments reflect the increased interest expense attributable to an amount of $180.0 million drawn down under the revolving credit facility to partly finance the Acquisition consideration. The interest rate, immediately after the drawdown, was 2.19%. A 0.125 percentage point change in the interest rate would result in an adjustment to pre-tax income of $0.056 million for the three months ended March 31, 2011 and an adjustment to pre-tax income of $0.225 million for the year ended December 31, 2010.

The interest expense has also been adjusted to reflect the amortization of the financing costs related to the amended revolving credit facility (see notes (G) and (H)). The increase in the interest expense attributable to amortization of these financing costs is $0.29 million for the three months ended March 31, 2011 and $1.15 million for the year ended December 31, 2010.

(S)	Income taxes

The adjustments reflect the income tax effect of the pro forma combined income tax provision of 38.3% for the three months ended March 31, 2011 and 38.2% for the fiscal year ended December 31, 2010, based on applicable federal and state statutory tax rates.

(T)	Basic and diluted shares

This adjustment reflects the change to the weighted average number of shares outstanding as a result of the issuance of 4.5 million shares of common stock on April 13, 2011, the proceeds of which were used to partially fund the Acquisition.